Exhibit 99.2



Contact:

Stride Rite Investors:
Frank Caruso
Chief Financial Officer
Stride Rite Corporation
(617) 824-6611
frank_caruso@striderite.com


Stride Rite Media:                      Robeez Media:
Kim Levy/Renee Soto                     Tamar Milne
Citigate Sard Verbinnen                 Corporate Communications Manager
(212) 687-8080                          (604) 435-9074 x 2086
klevy@sardverb.com                      tmilne@robeez.com



                      STRIDE RITE ACQUIRES ROBEEZ FOOTWEAR

          Leading Global Marketer and Manufacturer of High-End Footwear For Babies & Young Children Extends Stride Rite's Portfolio of Unique
                                Lifestyle Brands

          Stride Rite's Children's Footwear Expertise, Capital Strength
              Will Help Robeez Continue To Realize Growth Potential
             ------------------------------------------------------

     LEXINGTON, MA and BURNABY, BC, September 6, 2006 - The Stride Rite Corporation (NYSE: SRR) and Robeez Footwear Ltd., the world leader in soft-soled leather footwear for babies and young children, today announced that Stride Rite has acquired Robeez for a purchase price of $27.5 million (CDN$30.5 million) in cash.

     Founded in 1994 by Sandra Wilson and based in Burnaby, British Columbia, Canada Robeez Footwear has grown over the past decade to become the leading worldwide manufacturer of soft-soled footwear for babies and young children. Recommended by experts and the first choice of many parents, Robeez shoes and booties are available in a wide range of designs and are sold internationally at thousands of boutiques and specialty stores, including Nordstrom, Saks Fifth Avenue, Bloomingdale's and Neiman Marcus, as well as in over 350 Stride Rite retail and licensed partner stores. Robeez is expected to generate annual net sales of approximately $27 million (CDN$30 million) for the fiscal year ending August 31, 2006.

     "Robeez is a high-quality, innovative, well-known name in children's footwear with solid growth prospects in North America and internationally and we are delighted to add it to our portfolio of nationally recognized lifestyle brands, including Stride Rite, Keds, PRO-Keds, Saucony, Sperry Top-Sider and Tommy Hilfiger Footwear," said David M. Chamberlain, Stride Rite's chairman and chief executive officer. "We are also very pleased that Robeez founder Sandra Wilson will remain with the Company as a consultant, as her ongoing participation will ensure the continuation of the unique Robeez design and brand vision."

     "We are extremely excited for Robeez to partner with Stride Rite, America's leader in premium children's footwear," said Sandra Wilson, founder and chair of Robeez. "Stride Rite's industry-leading expertise, capital strength and careful nurturing of its well-known brands will provide a strong platform for us to execute our growth strategies and capitalize on our current momentum. Stride Rite shares the same commitment to high quality and innovative design that our customers and retailers expect. We look forward to working with the Stride Rite team to help Robeez reach its full potential."

     Stride Rite financed the transaction with a combination of cash on hand and existing credit facilities.

     Lane, Berry & Co. International, LLC acted as financial advisor to Stride Rite in connection with this transaction and rendered a fairness opinion to Stride Rite's Board of Directors. Capital West Partners acted as financial advisor to Robeez in connection with this transaction.

About Stride Rite

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger Footwear, Saucony, Grasshoppers, Munchkin, and Spot-bilt. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on our website - www.strideritecorp.com. Information about the Company's brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com, www.grasshoppers.com, www.saucony.com and www.hind.com.


About Robeez Footwear Ltd.

     Since 1994, Robeez Footwear Ltd. has grown from one mom's home-based business to the world's leading manufacturer and marketer of soft-soled footwear for newborns to four-year olds. Recommended by experts and the first choice of many parents, Robeez shoes and booties are meticulously crafted using genuine leather. Soft, skid-resistant soles encourage feet to flex and toes to grip, allowing developing feet to grow naturally. Available in over 80 designs, the footwear is sold internationally at thousands of boutiques and specialty stores, including some of North America's most recognized retailers. Today, Robeez has a multi-lingual, multi-currency website (www.robeez.com) with offices and distribution throughout North America, Europe and Australia.

SAFE HARBOR STATEMENT

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements, including, but not limited to, statements regarding upcoming product lines, division sales expectations, growth expectations, and sales growth for the Company, reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Investors are cautioned that forward-looking statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties, and should not place undue reliance on these statements. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause or contribute to such differences include, among others: international, national and local general economic, political and market conditions; our reliance on independent manufacturers in China and potential disruptions in such manufacturing caused by difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, labor shortages or work stoppages, and changes in duty structures; the impact of changes in the value of foreign currencies, including the Chinese Yuen; the possible failure to retain the Tommy Hilfiger footwear license or other current license agreements; increased leverage from the financing of our recent acquisition; intense competition among sellers of footwear; delay in opening new stores; a decline in the volume of anticipated sales; revenues from new product lines may fall below expectations; a delay in the launch of new product lines; an inability to achieve expected results for new retail concepts; general retail sales trends may be below expectations; consumer fashion trends may shift to footwear styles not currently included in our product lines; our retail customers, including large department stores, may continue to consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission (the
"SEC"), all of which are available at the SEC's website at www.sec.gov. We expressly disclaim any responsibility to update forward-looking statements.


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